EXHIBIT 10.20

                         GENESIS TECHNOLOGY GROUP, INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made, entered into and effective as of the 1st day of August 2004, by and between Genesis Technology Group, Inc., a Florida corporation ("Genesis"), and James Wang ("Executive").

                                    RECITAL:

     The Board of Directors of Genesis (the "Board") believes it is in Genesis' best interest to employ Executive as Genesis' President, and Executive accepts such employment, pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recital and the covenants, agreements, representations, warranties, terms and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Genesis and Executive, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. Genesis hereby employs Executive as President of Genesis, and Executive hereby accepts such employment, all upon the terms and conditions contained in this Agreement.

     A. EXECUTIVE'S REPRESENTATION. Executive represents, warrants and covenants to Genesis that Executive is not bound, nor will Executive become bound, by any covenant, contract, agreement or other obligation that may or does prevent Executive in any manner from (i) performing Executive's duties as President of Genesis, and/or (ii) fulfilling Executive's obligations pursuant to this Agreement.

2. EMPLOYMENT PERIOD. Unless sooner terminated pursuant to the terms and conditions of this Agreement, the term of this Agreement shall commence on the date first written above, and shall expire three (3) years from such date.

3. COMPENSATION.

     A. BASE SALARY. Executive shall be entitled to receive a base salary during the term of this Agreement of at least One Hundred, Forty Thousand Dollars ($140,000.00) per year (the "Base Salary"), payable in accordance with the normal payroll policies of Genesis. The Base Salary shall be subject to all appropriate withholding taxes.

          (i) INCREASES TO BASE SALARY. The Board shall review the Base Salary on not less than an annual basis. The Board, in its sole and absolute discretion, may elect to increase the Base Salary at any time, but shall not ever decrease the Base Salary below its then-current amount. If the Board takes no action, the Base Salary shall increase a minimum of ten percent (10%) annually. Any increase in the Base Salary shall constitute an amendment to this Agreement solely as to the amount of the Base Salary, without waiver or modification of any other terms or conditions of this Agreement.

     B. ANNUAL BONUS. The annual discretionary Bonus Compensation will be targeted at 25% of Base Salary, which shall be earned at optimal performance to

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Company and personal objectives as designated and determined solely by the CEO and/or Board of Directors. In addition to our stock option plan and 401K plan, we will implement a bonus program in which management team will distribute 25% of consolidated net income of all operations of GTEC, realized or unrealized.

STOCK OPTIONS. Subject to Genesis' Non-Qualified] Option Plan and attendant forms of Stock Option Agreements, Executive shall be granted free trading stock options ("Stock Options") for the purchase of shares of common stock in Genesis. The number of stock options [non-incentive] shall be equal in number to the previous employment year plus an additional twenty-five percent (25%); the base number of options being 1,250,000 options for the employment year ending July 31, 2004. The Board maintains the right to increase, but not decrease, this number. The strike price for these options shall be sixty percent (60%) of the average closing price for the month of July, the final month of the employment year, with an expiration date five (5) years from the date of being granted. All employees' options granted by this contract cannot be diluted by any type of financial merger or acquisition, reverses of any kind, forward or backward splits, etc.

     C. RESTRICTED STOCK. Executive shall be granted restricted common stock (or "144 stock") equal to two (2) times the number of options granted in the employment year (as described in 3C above). The Board maintains the right to increase, but not decrease, this number. The stock price for these shares shall be equal to the average closing price for the month of July, the final month of the employment year. The effective grant date will be November 1st of each year, commencing in 2004. Said shares shall become free trading 12 months after being granted to the Executive or sooner when possible. All employees' shares granted by this contract cannot be diluted by any type of financial merger or acquisition, reverses of any kind, forward or backward splits, etc. This earned bonus is based on the following achievements:

i. Year One -- based on completing acquisitions and other activities adding to the value of the Company.

ii. Year Two -- on the condition that the Company's market cap reaches a minimum of $25 million.

iii. Year Three -- on the condition that the Company's market cap reaches a minimum of $50 million.

     D. REGISTRATION RIGHTS. In the event the Company registers common stock held by employees or outside investors, then the company shall also register stock held by employee under this contract.

     E. LISTING BONUS. In the event the company qualifies and joins the American Stock Exchange or the NASDAQ Small Cap exchange. Employee will

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     F. be granted 2.5% of the outstanding shares of the company on the first day of trading on the new exchange.

4. BENEFITS. During the term of this Agreement, Executive shall be entitled to receive the following benefits from Genesis (collectively, "Benefits"):

     A. HEALTH INSURANCE. Genesis shall obtain on behalf of Executive, pay all premium amounts related to, and maintain health insurance coverage, as the same is available to Genesis' other executive level employees. Should Executive resign, be dismissed or become disabled, this health insurance shall remain in place permanently, as long as the Company, its merged or acquired successor, or renamed or surviving entity continues to conduct business.

     B. DISABILITY INSURANCE. Genesis shall obtain on behalf of Executive, pay all premium amounts related to, and maintain, disability insurance in an amount equal to seventy-five percent (75%) of the Base Salary.

     C. LIFE INSURANCE. Genesis shall obtain on behalf of Executive, pay all premium amounts related to, and maintain, [portable term] life insurance on the life of Executive, with such beneficiary(ies) as Executive may select in Executive's sole discretion, in an amount equal to at least One Million Dollars ($1,000,000.00).

     D. VEHICLE ALLOWANCE. Executive shall be entitled to a vehicle allowance in the amount of Five Hundred Dollars ($500.00) per month

     E. CELL PHONE ALLOWANCE. Executive shall be entitled to a cell phone allowance in the amount of One Hundred, Twenty-five Dollars ($125.00) per month.

     F. RETIREMENT PLAN. Executive may participate in Genesis' 401(k) or similar retirement plan as the same is available to Genesis' other executive level employees.

     G. PERSONAL TIME. Employee shall be entitled to Personal Time (e.g. vacation in accordance with the Personal Time policy of the company in effect from time to time. Employee is legible for an additional week following one year for service.

     H. EMPLOYMENT LOCATION. Executive shall be employed at Genesis' South Florida location or at such location selected by the Board of Directors.

     I. TRAVEL. All travel required or related to the performance of Executive's duties pursuant to this Agreement, including, without limitation, all air travel, hotel accommodations and transfers, shall be of business class caliber and nature.

     J. SUBSCRIPTIONS AND MEMBERSHIPS. The Executive is allotted an annual allowance of Two Thousand Dollars ($2,000) for club and organization memberships, periodical and newspaper memberships, and association dues. Such charges must be submitted to the Company for direct payment. This does not include conferences and meetings to which the Executive may attend on behalf of the Company.

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     K. Other Benefits. Other benefits may be added, as determined by the Board of Directors.

5. BUSINESS EXPENSES AND REIMBURSEMENTS. Executive shall be entitled to reimbursement by Genesis for ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties (collectively, "Business Expenses"), which such Business Expenses shall be approved by Genesis in its sole and absolute discretion, and further provided that:

     A. Each such Business Expense is of a nature qualifying it as a deductible expense on the Federal income tax return of Genesis as a business expense, and not as deductible compensation to Executive; and

     B. Executive furnishes Genesis with adequate records and other documentary evidence required by applicable statutes, regulations and Genesis' policies for the substantiation of such Business Expenses as a deductible business expense of Genesis, and not as deductible compensation to Executive.

6. "KEY EMPLOYEE" INSURANCE. Genesis shall have the right to obtain on the life of Executive, pay all premium amounts related to, and maintain, "key employee" insurance naming Genesis as beneficiary. Selection of such insurance policy shall be in the sole and absolute discretion of the Board. Executive shall cooperate fully with Genesis, the Board, and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as Genesis, the Board and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.

7. DUTIES. Executive shall utilize Executive's best efforts to do all of the following:

     A. PERFORMANCE REQUIREMENTS. Executive shall perform all duties in connection with Executive's position as COO of Genesis, or as otherwise designated by the Board, including, without limitation, COO functions, and participation in the general overall management of Genesis, and other such duties that as from time to time may be delegated or assigned to Executive by the Board.

     B. DIRECTION AND CONTROL OF THE BOARD. Executive shall at all times report to, and Executive's activities shall at all times be subject to the direction and control of, the Board. This Agreement has been submitted to and approved by the Board of Directors.

     C. ADHERENCE TO POLICIES AND RULES. Executive shall abide by all by-laws, policies, rules and regulations as may be established from time to time by Genesis, the shareholders of Genesis and/or the Board.

     D. DEVOTION OF PROFESSIONAL EFFORTS. Executive shall devote all of Executive's business and professional time, efforts, energy and skills to the performance of Executive's duties pursuant to this Agreement.

          (i) EXCEPTIONS. Notwithstanding Section 7(D), Executive may: (a) invest Executive's personal assets in businesses in which Executive's participation is

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solely that of a passive investor, provided, however, the form or manner of such investment shall not require services on the part of Executive that conflict with Executive's duties pursuant to this Agreement; and (b) Executive shall be permitted to serve other public and private organizations, including without limitation, on the board of directors of such organizations, so long as such service does not compromise Executive's devotion of time and efforts to Genesis, and does not present a conflict of interest with regard to Genesis.

8. TERMINATION OF EXECUTIVE'S EMPLOYMENT WITH GENESIS.

     A. TERMINATION BY EXECUTIVE WITHOUT "GOOD REASON". Executive, upon at least sixty (60) days prior written notice to Genesis, shall have the right to terminate Executive's employment with Genesis at any time, for any reason or for no reason. Upon such termination by Executive, Genesis shall pay Executive all Base Salary, Annual Bonus (based on the assumption that all criteria for such Annual Bonus were achieved), Business Expenses and Benefits which are due and accrued through the effective date of termination and for a period of an additional twelve (12) months. All such amounts shall be payable to Executive within ten (10) days of the effective date of termination of Executive's employment with Genesis.

     B. TERMINATION BY EXECUTIVE FOR "GOOD REASON". Executive, effective immediately upon written notice to Genesis, shall have the right to terminate Executive's employment with Genesis at any time, for any one of the following reasons (collectively, "Good Reason"):

          (i) Genesis' violation or breach of any material provision of this Agreement, including, without limitation, Executive being required to report to, or otherwise being subject to the direction and control of any other officer(s) and/or authority(ies) other than the Board;

          (ii) material changes to Executive's title, working conditions or duties such that Executive's power, duties or working conditions are diminished, reduced or otherwise changed to include powers, duties or working conditions which are inconsistent with Executive's title and duties as set forth in this Agreement;

          (iii) any action by Genesis which does or would significantly diminish the opportunity for Executive to earn an Annual Bonus;

          (iv) any action by Genesis which does or would significantly diminish the aggregate value of the Benefits;

          (v) relocation of Executive's employment location outside of the South Florida metropolitan area;

          (vi) Genesis' failure to obtain in writing assumption of its rights and obligations pursuant to this Agreement within fifteen (15) days of a change in Control (as defined in Section 8(G) below); and/or

          (vii) the deterioration of Executive's relationship with the Board and/or Genesis' officers, as determined by Executive in Executive's sole discretion, so as to make the performance of Executive's duties as set forth in this Agreement impossible or

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impracticable, following written notification by Executive setting forth the specific nature of such Good Reason and Genesis' failure to cure to the satisfaction of Executive within fifteen (15) days (or longer in the event that such request cannot be reasonably responded to within a shorter period of time and further provided that Genesis has exercised good faith and due diligence in curing) of such notification.

Upon such termination by Executive for Good Reason, Genesis shall pay Executive all Base Salary, Annual Bonus (based on the assumption that all criteria for such Annual Bonus were achieved), Business Expenses and Benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of this Agreement (as if Executive's employment by Genesis was not prematurely terminated). All such amounts shall be payable to Executive within ten (10) days of the effective date of termination of Executive's employment with Genesis.

     C. TERMINATION UPON EXECUTIVE'S DEATH. In the event of the death of Executive during the term of this Agreement, Executive's employment with Genesis shall terminate effective as of the date of Executive's death. Genesis shall pay Executive's estate all Base Salary, Annual Bonus (based on the assumption that all criteria for such Annual Bonus were achieved), Business Expenses and Benefits which are due and accrued through the date of Executive's death. All such amounts shall be payable to Executive within ten (10) days of Executive's death.

     D. TERMINATION BY GENESIS WITHOUT "CAUSE". Genesis, upon at least sixty
(60) days prior written notice to Executive, shall have the right to terminate Executive's employment with Genesis at any time, for any reason or for no reason. Upon such termination by Genesis, Genesis shall pay Executive all Base Salary, Annual Bonus (based on the assumption that all criteria for such Annual Bonus were achieved), Business Expenses and Benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of this Agreement (as if Executive's employment by Genesis was not prematurely terminated) and for a period of an additional twelve (12) months. All such amounts shall be payable to Executive within ten (10) days of the effective date of termination of Executive's employment with Genesis.

     E. TERMINATION BY GENESIS FOR CAUSE. Genesis, effective immediately upon written notice to Executive, shall have the right to terminate Executive's employment with Genesis at any time, for Cause (as defined below). Upon such termination by Genesis, Genesis shall pay Executive all Base Salary, Annual Bonus (based on the assumption that all criteria for such Annual Bonus were achieved), Business Expenses and Benefits which are due and accrued through the effective date of termination of Executive's employment with Genesis. All such amounts shall be payable to Executive within ten (10) days of the effective date of termination of Executive's employment with Genesis.

          (i) CAUSE. For purposes of this Agreement, "Cause" shall mean Executive's (a) conviction of a felony or of any crime involving moral turpitude, and/or (b) being found guilty or otherwise pleading guilty to willful gross neglect or willful gross misconduct in performing Executive's duties pursuant to this Agreement.

     F. TERMINATION UPON CHANGE OF CONTROL. In the event of Executive's termination upon, due to, or as a direct or indirect result of a Change of Control (as defined below), provided that Executive complies with Sections 8(H) 9, 10 and 12, Executive shall receive the following:

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          (i) SEVERANCE. Executive shall receive all Base Salary, Annual Bonus
(based on the assumption that all criteria for such Annual Bonus were achieved), Business Expenses and Benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of this Agreement (as if Executive's employment by Genesis was not prematurely terminated). All such amounts shall be payable to Executive within ten (10) days of the effective date of termination of Executive's employment with Genesis

          (ii) ACCELERATION OF STOCK OPTIONS. Immediately prior to the effective date of the Change of Control, one hundred percent (100%) of all outstanding Stock Options granted by Genesis to Executive together with any options issued in a tender offer in exchange for such outstanding Stock Options shall fully vest and shall be exercisable by Executive for a period of one (1) year following the effective date of the termination of Executive's employment with Genesis. When eligible for free trading, the Company's attorney will furnish an opinion letter at the expense of the Company.

     G. DEFINITION OF "CHANGE OF CONTROL". For purposes of this Agreement, "Change of Control" means when:

          (iii) Any "person" (as defined by the Securities Exchange Act of
1934), other than a trustee or other fiduciary holding securities of Genesis under an employee benefit plan of Genesis, becomes the "beneficial owner" (as defined by Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities of Genesis representing fifty percent (50%) or more of (a) the outstanding shares of common stock of Genesis or (b) the combined voting power of Genesis' then-outstanding securities;

          (iv) Genesis is party to a merger or consolidation, or series of related transactions, which results in the then-outstanding voting securities immediately prior thereto to fail to continue to represent at least fifty percent (50%) of the combined voting power of Genesis' voting securities or such surviving or other entity outstanding immediately after such merger or consolidation;

          (v) The sale of disposition of all or substantially all of Genesis' assets, or consummation of any transaction or series of transactions having a similar effect, unless at least fifty percent (50%) of the combined voting power of the voting securities of the acquiring entity is held by persons who held the option securities of Genesis immediately prior to such transaction or series of transactions;

          (vi) There occurs a change in the composition of the Board within a two (2) year period, the result of which fewer than a majority of the directors are incumbent directors;

          (vii) The dissolution or liquidation of Genesis unless after such liquidation or dissolution all or substantially all of the assets of Genesis are held in an entity at least fifty percent (50%) of the combined voting power of the voting securities of which is held by persons who held the voting securities of Genesis immediately prior to such liquidation or dissolution; or

          (viii) Any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing occurrences.

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     H. RELEASE. Genesis may condition the payments required pursuant to Section
8(F) upon delivery by Executive of a signed mutual release of known and unknown claims related to Executive's employment with Genesis.

9. NONSOLICITATION, NONCOMPETITION AND NONINTERFERENCE.

     A. NONSOLICITATION. Executive shall not, at any time during the term of this Agreement, and for six (6) months after the effective date of the expiration or termination of the term of this Agreement, directly or indirectly, contact or proposition, or otherwise attempt to induce, nor accept the initiative of a third party in such regard, alone or by combining or conspiring with a third party, any employees, agents, consultants, representatives, contractors, vendors, suppliers, distributors, manufacturers, clients, customers or other business contacts of Genesis to terminate or modify their relationship with, or compete against, Genesis.

     B. NONCOMPETITION. Executive shall not, at any time during the term of this Agreement, and for six (6) months after the effective date of the expiration or termination of the term of this Agreement, directly or indirectly, personally or as an owner, officer, director, partner, employee, member, agent, consultant, representative, independent contractor, or in any other capacity whatsoever of any corporation or other entity, own, manage, operate, control or conduct any business or enterprise involving China trade, or any other business in direct or indirect competition with Genesis or its affiliates and subsidiaries ("Competitive Business"). Any Competitive Business conducted through Internet, wireless or other similar telecommunication media that is viewable or usable anywhere within the world is prohibited pursuant to this Agreement. In the event of "termination without cause" by the Company, the Employee is not bound by this provision. Employee shall devote his entire time, energy and skill to the service of Company and the promotion of Company's interests, and shall use his best efforts in the performance of his/her services hereunder. The parties agree that Employee may not, during the Employment Period, be engaged in any other business activity whether or not such activity is pursued for gain, profit, or other pecuniary advantage including, without limitation, management or management consulting activities; provided, however, Employee may invest his personal assets in businesses where the form or manner of such investment will not require services on the part of Employee conflicting with the duties of Employee under this Agreement and in which his participation is solely that of a passive investor. Employee agrees to abide by all rules and regulations established from time to time by the CEO/President/COO and/or the Board; and all commissions, fees or other income earned and received by Employee, if any, in furtherance of the business of Company, or its affiliates or from any other business or financial opportunity or endeavor in which Employee is an active participant and not a passive investor, shall be accepted by Employee for the account of Company, and shall be remitted to Company within three (3) days of Employee's receipt thereof.

10. CONFIDENTIALITY.

     A. THE CONFIDENTIAL INFORMATION. During the term of this Agreement, Executive may have access to, be trusted or become acquainted with, and/or may acquire, knowledge and/or possession or control of various confidential, trade secret and/or proprietary information of Genesis, including, without limitation, trade secrets, know-how, inventions (whether or not patentable), computer programs, techniques, processes, ideas, schematics, testing procedures, internal documentation, design and function

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specifications, product requirements, problem reports, analysis and performance information, customer and client lists, lead sheets and other technical, business, product, marketing and financial information, plans and data (collectively, the "Confidential Information").

     B. EXCLUSIONS FROM THE CONFIDENTIAL INFORMATION. The Confidential Information shall not include information that: (i) becomes public without breach of this Agreement by Executive; (ii) was received by Executive from a third party not under any obligation of confidentiality to Genesis; or (iii) is required to be disclosed by Executive by law or a final order of a court or other governmental agency or authority of competent jurisdiction; provided, however, reasonable notice prior to any such disclosure shall be given to Genesis to allow sufficient time to obtain injunctive relief, protective order or similar remedy.

     C. NON-DISCLOSURE OF THE CONFIDENTIAL INFORMATION. At all times from the date of this Agreement, Executive shall: (i) not use or disclose (except as expressly authorized by this Agreement) the Confidential Information without the prior written consent of Genesis; (ii) take all reasonable measures to maintain the Confidential Information in confidence; (iii) disclose the Confidential Information only to those who (a) have a confidentiality obligation in writing with Genesis and (b) are necessary for Executive to perform Executive's duties pursuant to this Agreement; and (iv) promptly report to Genesis any violation of the foregoing.

     D. EXECUTIVE'S ACKNOWLEDGEMENTS. Executive acknowledges and agrees that the Confidential Information, and all copies and manifestations of the same, are, and shall remain at all times, the exclusive property of Genesis. Executive acknowledges and agrees that the Confidential Information is a special and unique asset of Genesis, created and/or obtained by Genesis at considerable time and/or expense, from which Genesis may or does derive independent economic value from the Confidential Information not being generally known to the public or third parties.

     E. RETURN OF GENESIS PROPERTY. Executive shall, immediately upon Genesis' request, or the effective date of the termination of Executive's employment with
Genesis: (i) all copies and manifestations of the Confidential Information that Executive may have or has access to; (ii) all documents, other materials and equipment provided by Genesis; and (iii) all documents and materials that Executive prepared during Executive's employment with Genesis (collectively, the "Genesis Property"). Executive acknowledges and agrees that the Genesis Property is, and shall remain at all times, the exclusive property of Genesis.

11. WORKS-MADE-FOR-HIRE.

     A. RESULTS DEEMED WORKS-MADE-FOR-HIRE. The results of Executive's employment pursuant to this Agreement, including, without limitation, any works of authorship resulting from the performance of Executive's duties during Executive's employment with Genesis and any works in progress (collectively, "Results"), shall be deemed works-made-for-hire for the benefit of Genesis. Genesis shall be deemed the sole owner throughout the universe of any and all such Results, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Genesis, in its sole and absolute discretion, determines, without any further payment to Executive whatsoever.

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     B. Assignment and Waiver. If, for any reason, any of such Results shall not be legally deemed a work-made-for-hire, and/or there are any rights which do not accrue to Genesis pursuant to this Section, then Executive hereby irrevocably assigns and agrees to assign to Genesis any and all of Executive's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, and Genesis shall have the right to use the same in perpetuity throughout the universe in any manner it determines, in its sole discretion, without any further payment to Executive whatsoever. To the extent Executive has any rights in the Results that cannot be assigned in the manner described above, Executive hereby unconditionally and irrevocably waives the enforcement of such rights. This Section is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Genesis of, any rights of ownership to which Genesis may be entitled by operation of law.

     C. FURTHER ASSURANCES. Executive shall, from time to time, as may be requested by Genesis, do any and all things which Genesis may deem useful, necessary or desirable to establish or document Genesis' exclusive ownership of any and all rights in any Results, including, without limitation, the execution of appropriate invention, copyright, trademark, and/or patent applications or assignments.

12. NON-DISPARAGEMENT. Executive shall not, in any communications in any media, criticize, ridicule or make any statement which disparages or is derogatory of Genesis, Genesis' products or services, or any of Genesis' present, former or future shareholders, officers, directors, employees, affiliates and/or subsidiaries.

13. EQUITABLE RELIEF. Genesis has entered into this Agreement in order to obtain the benefit of Executive's unique skills, talent, and experience. The parties enter into this Agreement with the understanding that the provisions of Sections 1(A), 9, 10, 11 and 12 are material terms of this Agreement, and that the Base Salary to be paid to Executive pursuant to this Agreement has been based in part on the value to Genesis of those Sections. Executive acknowledges and agrees that any breach or threatened breach of Section 1(A), 9, 10, 11 or 12 will result in irreparable damage to Genesis and, accordingly, Genesis may obtain injunctive relief, a decree of specific performance and/or any other equitable relief for any breach or threatened breach of Sections 1(A), 9, 10, 11 or 12, in addition to any other remedies available to Genesis, without being required to show any actual damage, or to post an injunction bond.

14. REASONABLENESS OF RESTRICTIONS. The parties agree that the restrictions and remedies contained in Section 9, 10, 11, 12 and 13 are reasonable, recognizing the competitive nature of the business of Genesis, the nationwide and worldwide scope of similar businesses, the specialized expertise and knowledge Executive possesses, the unique and extraordinary nature of Executive's services, and the importance to Genesis of the Confidential Information to which Executive may be exposed during Executive's employment with Genesis. In addition, Executive hereby acknowledges and agrees that the faithful observance by Executive of the covenants contained in this Agreement will not cause Executive any undo hardship, financial or otherwise, and that the enforcement of each of the covenants contained in Sections 1(A), 9, 10, 11 and 12 will not impair Executive's ability to obtain employment. Therefore, it is Executive's intention and the intention of Genesis that the restrictions and remedies contained in Sections 1(A), 9, 10, 11, 12 and 13 shall be enforceable to the fullest extent permissible by law. If it shall be

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found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or geographical area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable. The period of time during which Executive is prohibited from engaging in certain activities pursuant to this Agreement shall be extended by the length of time during which Executive is in breach of the terms of any provision of this Agreement.

15. INDEMNIFICATION.

     A. INDEMNIFICATION OF EXECUTIVE. Genesis agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a director, officer or employee of Genesis or is or was serving at the request of Genesis as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by Genesis to the fullest extent legally permitted or authorized by Genesis' Articles of Incorporation, Bylaws or resolutions of the Board or, if greater, by the laws of the State of Florida, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be a director, member, employee or agent of Genesis or other entity and shall inure to the benefit of Executive's heirs, executors and administrators.

     B. ADVANCEMENT OF COSTS. Genesis shall advance to the Executive all reasonable costs and expenses incurred by Executive in connection with a Proceeding within twenty (20) days after receipt by Genesis of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses; provided that the amount of such entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for the repayment.

     C. NO PRESUMPTION OF STANDARD OF CONDUCT. Neither the failure of Genesis (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Section 15(B) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by Genesis (including the Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that Executive has not met the applicable standard of conduct.

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                                       11

     D. D & O INSURANCE. Once Genesis can afford and the Board approves, it shall maintain a directors' and officers' liability insurance policy covering Executive in an amount of no less than $1 million.

16. SURVIVAL. Executive's obligations under Sections 1(A), 9, 10, 11, 12, 15 and 17 shall remain in full force and effect for the entire period provided in such Sections, notwithstanding the expiration or termination of Executive's employment with Genesis.

17. MISCELLANEOUS.

     A. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by both Genesis and Executive and making specific reference to this Agreement.

     B. ASSIGNABILITY: BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of Genesis and Executive and their respective successors, heirs (in the case of Executive) and assigns. Rights or obligations of Genesis pursuant to this Agreement may be assigned or transferred by Genesis pursuant to a merger or consolidation in which Genesis is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Genesis, provided that the assignee or transferee is the successor to all or substantially all of the assets of Genesis and such assignee or transferee assumes the liabilities, obligations and duties of Genesis, as contained in this Agreement, either contractually or as a matter of law. Genesis further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Genesis hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and Benefits, which may be transferred only by will or operation of law.

     C. BINDING EFFECT. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

     D. SEVERABILITY. If any part of this Agreement or any other Agreement entered into pursuant to this Agreement is contrary to, prohibited by, or deemed invalid under, applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible.

     E. WAIVERS. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

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                                       12

     F. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the party giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Executive:

777 Yamato Road
Suite 130
Boca Raton, Florida 33431
Telefax: (561) 988-9890

If to Genesis:                          With a copy to:

Genesis Technology Group, Inc.          Gunster, Yoakley & Stewart, P.A.
777 Yamato Road, Suite 130              777 South Flagler Drive, Suite 500 East
Boca Raton, FL 33498                    West Palm Beach, Florida  33401
Telefax: (561) 988-9890                 Telefax: (561) 655-5677
Attention: Chairman                     Attention: David G. Bates, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such communication shall be deemed delivered (i) on the date delivered if hand delivered; (ii) on the date of transmission with confirmed answer back if by electronic transmission; and (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     G. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of laws.

     H. JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating pursuant to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

     I. ENFORCEMENT COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, court costs and all reasonable expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action

                                                                  ____GLW ____JW
or proceeding, in addition to any other relief to which such party or parties may be entitled.

     J. HEADINGS FOR REFERENCE ONLY. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

     K. ADVICE OF COUNSEL. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL, OR HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, WITH RESPECT TO THIS AGREEMENT.

     L. CONSTRUCTION. This Agreement is a negotiated document and shall not be construed more strongly against any party regardless of who is responsible for its preparation.

     M. AGREEMENT MAY BE SIGNED IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding on a party so confirming.

     N. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties with respect to its subject matter, replaces and supersedes all other previous employment contracts, negotiations, understandings and representations (if any) made by and between the parties.

     Genesis and Executive have each executed this Agreement as of the day and year first above written.


                                       GENESIS:
                                       GENESIS TECHNOLOGY GROUP, INC.

                                       /s/ Gary L. Wolfson
                                       -------------------
                                       Print Name: Gary L. Wolfson
                                       Title: Chief Executive Officer & Director


                                       EXECUTIVE:

                                       /s/ James Wang
                                       --------------
                                       Print Name: James Wang



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                                       14